SUB-ITEM 77-E
LEGAL PROCEEDINGS
Since October 2003,
Federated and related
entities (collectively,
"Federated") and various
Federated
funds (Funds) have
been named as defendants
in several class action
lawsuits now pending
in the United
States District Court
 for the District of
Maryland. The lawsuits
were purportedly filed
on behalf of people
who purchased, owned
and/or redeemed shares
 of Federated-sponsored
mutual funds during specified
periods beginning November 1, 1998.
 The suits are generally
similar in alleging that
Federated engaged
in illegal and improper
trading practices including
market timing and late
trading in concert with
certain
institutional traders,
which allegedly caused
financial injury to the
mutual fund shareholders.
Federated
without admitting the
validity of any claim
has reached a preliminary
settlement with the Plaintiffs
in these
cases. Any settlement
would have to be approved by
the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
 that are now
pending in the United States
 District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive
advisory fees involving another
Federated Fund.
     The Board of the Funds
retained the law firm of
Dickstein Shapiro LLP to
represent the Funds in
each of the lawsuits described
 in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a defendant
 in
any of the lawsuits (though,
the other Fund noted above
could potentially receive a
recovery in the action
alleging excessive advisory fees).
Additional lawsuits based upon
similar allegations may be filed
in the
future. The potential impact of
these lawsuits, all of which seek
 monetary damages, attorneys'
fees and
expenses, and future potential
similar suits is uncertain.
Although we do not believe that
these lawsuits
will have a material adverse
effect on the Funds, there can
be no assurance that these suits,
 ongoing
adverse publicity and/or other
developments resulting from the
allegations in these matters will
not result
in increased Fund redemptions,
reduced sales of Fund Shares or
other adverse consequences for the
Funds.